EXHIBIT 99.1

Worthington Reports First Quarter Fiscal 2022 Results

COLUMBUS, Ohio, Sept. 29, 2021 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $1.1 billion and net earnings of $132.5 million, or $2.55 per diluted share, for its fiscal 2022 first quarter ended August 31, 2021. In the first quarter of fiscal 2021, the Company reported net sales of $702.9 million and net earnings of $616.7 million, or $11.22 per diluted share. Results in both the current and prior year quarter were impacted by certain unique items, as summarized in the table below.

(U.S. dollars in millions, except per share amounts)

	1Q 2022		1Q 2021
	After-Tax	Per Share	After-Tax	Per Share
Net earnings	$132.5	$2.55	$616.7	$11.22
Impairment and restructuring charges (gains)	(4.8)	(0.09)	9.0	0.16
Incremental expenses related to Nikola gains	-	-	39.5	0.72
Gains on investment in Nikola	-	-	(629.9)	(11.46)
Adjusted net earnings	$127.7	$2.46	$35.3	$0.64

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	1Q 2022	1Q 2021
Net sales	$1,110.8	$702.9
Operating income (loss)	135.8	(30.1)
Equity income	52.9	23.6
Net earnings	132.5	616.7
Earnings per diluted share	$2.55	$11.22

“We again delivered record adjusted earnings per share, led by exceptional results in our Steel Processing segment,” said Andy Rose, President and CEO.  “We had solid demand across our major end markets but also continued to face challenges with customer shut-downs due to semi-conductor and other parts shortages, labor availability, and tight supply chains which prevented the quarter from being even better.”

Consolidated Quarterly Results

Net sales for the first quarter of fiscal 2022 were $1.1 billion compared to $702.9 million, an increase of 58% over the comparable quarter in the prior year. The increase was driven primarily by higher average direct selling prices in Steel Processing.

Gross margin increased $106.0 million over the prior year quarter to $219.4 million, primarily due to improved direct spreads in Steel Processing and, to a lesser extent, higher overall volume.

Operating income for the current quarter was $135.8 million, an increase of $165.9 million over the operating loss in the prior year quarter. Excluding impairment and restructuring charges in both quarters and the impact of Nikola in the prior year quarter, operating income was $123.5 million for the current quarter, an increase of $92.4 million over the prior year quarter, as the impact of higher gross margin was partially offset by higher SG&A expense, up $13.7 million, on higher profit sharing and bonus expense.

Interest expense was relatively flat at $7.7 million for the current quarter, compared to $7.6 million in the prior year quarter.

Equity income from unconsolidated joint ventures increased $29.3 million over the prior year quarter to $52.9 million, driven by higher contributions from ClarkDietrich, WAVE, and Serviacero, where results benefited from higher steel prices. The Company received cash distributions of $19.7 million from unconsolidated joint ventures during the quarter.

Income tax expense was $40.2 million in the current quarter compared to $163.8 million in the prior year quarter. The decrease was due to lower pre-tax earnings, driven by the gains on our investment in Nikola in the prior year quarter. Tax expense in the current quarter reflects an estimated annual effective rate of 23.3% compared to 21.6% for the prior year quarter.

Balance Sheet

At quarter-end, total debt of $706.4 million was down slightly from May 31, 2021, and the Company had cash of $399.2 million, a decrease of $241.1 million from year-end primarily due to the acquisition of certain assets of Shiloh Industries and the increase in working capital as the price of steel continued to rise throughout the quarter.

Quarterly Segment Results

Effective June 1, 2021, the Company reorganized the management structure of Pressure Cylinders to better align around end markets, resulting in three new reportable operating segments: Consumer Products, Building Products, and Sustainable Energy Solutions. The divested businesses historically reported within Pressure Cylinders are not included in the new management structure but are presented within the Other category. Our Steel Processing operating segment was not impacted by these changes. In addition, beginning with the first quarter of fiscal 2022, we began assessing segment performance based on adjusted earnings before interest and taxes (“adjusted EBIT”). See the supplemental financial data attached below for further information regarding this new segment profit measure.

Steel Processing’s net sales totaled $822.8 million, up $391.8 million, from the comparable prior year quarter. The increase in net sales was driven by higher average selling prices and, to a lesser extent, higher volume. Adjusted EBIT of $107.7 million was up $93.5 million, as operating income increased $86.3 million after adjusting for the impact of restructuring in both the current and prior year quarters. The increase resulted primarily from improved direct spreads, which benefited from significant inventory holding gains, estimated to be $47.1 million in the current quarter compared to a loss of $6.8 million in the prior year quarter. Adjusted EBIT in the current quarter also benefited from higher equity earnings at Serviacero, up $8.0 million on the impact of higher steel prices. The mix of direct versus toll tons processed was unchanged at 49% to 51%.

Consumer Products’ net sales totaled $147.8 million, up 10.6%, or $14.2 million, from the comparable prior year quarter driven by the acquisition of General Tools & Instruments in the third quarter of fiscal 2021. Adjusted EBIT of $20.6 million was down $3.4 million from the prior year quarter due to an increase in profit sharing and bonus expense and, to a lesser extent, compressed margins resulting from higher input costs.

Building Products’ net sales totaled $114.7 million, up 30.2%, or $26.6 million, from the comparable prior year quarter due to higher volume and a favorable product mix. Adjusted EBIT of $48.8 million was $25.4 million more than the prior year quarter, due primarily to higher equity earnings at WAVE and ClarkDietrich, up $20.4 million on strong volume and the favorable impact of higher steel prices. Excluding impairment and restructuring charges, operating income was up $4.9 million on the combined impact of improved volume and a favorable shift in product mix, partially offset by an increase in profit sharing and bonus expense. Volume in the prior year quarter was at depressed levels due to the COVID-19 pandemic.

Sustainable Energy Solutions’ net sales totaled $25.5 million, down 8.5%, or $2.4 million, from the comparable prior year quarter on lower volume. Adjusted EBIT was a loss of $2.6 million, unfavorable $2.0 million to the prior year quarter, on the combined impact of lower volume and an unfavorable product mix. Both volume and mix in the current quarter were negatively impacted by the ongoing semi-conductor chip shortage.

Recent Developments

  On June 8, 2021, the Company acquired certain assets of Shiloh Industries' U.S. BlankLight® business, a provider of laser welded solutions, for approximately $105 million, subject to closing adjustments. The acquisition included three facilities that will expand the capacity and capabilities of TWB’s laser welded products business and an additional blanking facility that will support the Company’s core steel processing operations.

  On June 9, 2021, the Company’s consolidated joint venture, WSP, sold the remaining assets of its Canton, Mich., facility for approximately $20 million resulting in a pre-tax restructuring gain of $12.1 million. WSP continues to operate locations in Jackson and Taylor, Michigan.

  On Aug. 20, 2021, the Company amended and restated its existing five-year, revolving credit facility, extending the maturity to August 20, 2026. The aggregate commitments under the amended and restated revolving credit facility remain at $500 million.

  During the first quarter of fiscal 2022, the Company repurchased a total of 1,000,000 of its common shares for $60.9 million, at an average purchase price of $60.87.

Outlook

“The Company is performing well, and while demand from our major end markets remains healthy, we will likely continue to face labor challenges and be impacted by lower automotive demand due to the ongoing semi-conductor shortage,” Rose said.   “Despite this, we are off to a great start for fiscal 2022 and I’m confident our teams will continue to navigate these challenges and deliver for our customers."

Conference Call

Worthington will review fiscal 2022 first quarter results during its quarterly conference call on September 29, 2021, at 2:30 p.m., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International® and Hawkeye™. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 53 facilities in 15 states and seven countries, sells into over 90 countries and employs approximately 8,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to the ever-changing effects of the novel coronavirus (“COVID-19”) pandemic and the various responses of governmental and nongovernmental authorities thereto (such as fiscal stimulus packages, quarantines, shut downs and other restrictions on travel and commercial, social or other activities) on economies (local, national and international) and markets, and on our customers, counterparties, employees and third party service providers; future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the risks, uncertainties and impacts related to the COVID-19 pandemic – the duration, extent and severity of which is impossible to predict, including the possibility of future resurgence in the spread of COVID-19 or variants thereof – and the availability and effectiveness of vaccines, and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the effect of conditions in national and worldwide financial markets and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing oil prices; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, interruption in utility services, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to sell certain products; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Act of 2021, and the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws, especially in light of the COVID-19 pandemic which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the filings of Worthington Industries, Inc. with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Annual Report on Form 10-K of Worthington Industries, Inc. for the fiscal year ended May 31, 2021.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended August 31,
	2021	2020
Net sales	$1,110,818	$702,909
Cost of goods sold	891,444	589,551
Gross margin	219,374	113,358
Selling, general and administrative expense	95,851	82,196
Impairment of long-lived assets	-	9,924
Restructuring and other (income) expense, net	(12,274)	1,848
Incremental expenses related to Nikola gains	-	49,511
Operating income (loss)	135,797	(30,121)
Other income (expense):
Miscellaneous income, net	630	452
Interest expense	(7,718)	(7,590)
Equity in net income of unconsolidated affiliates	52,916	23,634
Gains on investment in Nikola	-	796,141
Earnings before income taxes	181,625	782,516
Income tax expense	40,150	163,778
Net earnings	141,475	618,738
Net earnings attributable to noncontrolling interests	8,984	2,063
Net earnings attributable to controlling interest	$132,491	$616,675

Basic
Average common shares outstanding	50,852	54,070
Earnings per share attributable to controlling interest	$2.61	$11.41

Diluted
Average common shares outstanding	51,865	54,942
Earnings per share attributable to controlling interest	$2.55	$11.22

Common shares outstanding at end of period	50,438	53,362

Cash dividends declared per share	$0.28	$0.25

CONSOLIDATED BALANCE SHEETS
WORTHINGTON INDUSTRIES, INC.
(In thousands)

	August 31,	May 31,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$399,246	$640,311
Receivables, less allowances of $466 and $608 at August 31, 2021
and May 31, 2021, respectively	718,368	639,964
Inventories:
Raw materials	327,463	266,208
Work in process	290,789	183,413
Finished products	124,156	115,133
Total inventories	742,408	564,754
Income taxes receivable	-	1,958
Assets held for sale	39,744	51,956
Prepaid expenses and other current assets	70,544	69,049
Total current assets	1,970,310	1,967,992
Investments in unconsolidated affiliates	259,132	233,126
Operating lease assets	93,616	35,101
Goodwill	375,196	351,056
Other intangible assets, net of accumulated amortization of $83,562 and
$80,513 at August 31, 2021 and May 31, 2021, respectively	270,223	240,387
Other assets	31,010	30,566
Property, plant and equipment:
Land	21,566	21,744
Buildings and improvements	270,723	271,196
Machinery and equipment	1,087,757	1,046,065
Construction in progress	59,962	53,903
Total property, plant and equipment	1,440,008	1,392,908
Less: accumulated depreciation	891,740	877,891
Total property, plant and equipment, net	548,268	515,017
Total assets	$3,547,755	$3,373,245

Liabilities and equity
Current liabilities:
Accounts payable	$653,377	$567,392
Accrued compensation, contributions to employee benefit plans and
related taxes	91,521	137,698
Dividends payable	16,273	16,536
Other accrued items	51,710	52,250
Current operating lease liabilities	11,608	9,947
Income taxes payable	39,477	3,620
Current maturities of long-term debt	291	458
Total current liabilities	864,257	787,901
Other liabilities	78,008	82,824
Distributions in excess of investment in unconsolidated affiliate	92,917	99,669
Long-term debt	706,130	710,031
Noncurrent operating lease liabilities	83,827	27,374
Deferred income taxes, net	115,984	113,751
Total liabilities	1,941,123	1,821,550
Shareholders' equity - controlling interest	1,453,343	1,398,193
Noncontrolling interests	153,289	153,502
Total equity	1,606,632	1,551,695
Total liabilities and equity	$3,547,755	$3,373,245

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended August 31,
	2021	2020
Operating activities:
Net earnings	$141,475	$618,738
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	22,064	22,211
Impairment of long-lived assets	-	9,924
Provision for deferred income taxes	1,366	71,031
Bad debt expense	179	94
Equity in net income of unconsolidated affiliates, net of distributions	(33,218)	(6,757)
Net (gain) loss on sale of assets	(12,706)	402
Stock-based compensation	3,303	4,856
Gains on investment in Nikola	-	(796,141)
Charitable contribution of Nikola shares	-	20,653
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(31,868)	(82,194)
Inventories	(163,682)	85,622
Accounts payable	46,668	47,154
Accrued compensation and employee benefits	(46,177)	23,852
Income taxes payable	35,857	83,664
Other operating items, net	(13,073)	14,279
Net cash (used) provided by operating activities	(49,812)	117,388

Investing activities:
Investment in property, plant and equipment	(23,925)	(32,871)
Acquisitions, net of cash acquired	(104,750)	-
Proceeds from sale of assets	26,685	-
Proceeds from sale of Nikola shares	-	487,859
Net cash (used) provided by investing activities	(101,990)	454,988

Financing activities:
Principal payments on long-term obligations	(392)	(97)
Proceeds from issuance of common shares, net of tax withholdings	(4,091)	(1,150)
Payments to noncontrolling interests	(9,197)	(560)
Repurchase of common shares	(60,885)	(54,320)
Dividends paid	(14,698)	(13,379)
Net cash used by financing activities	(89,263)	(69,506)

Increase (decrease) in cash and cash equivalents	(241,065)	502,870
Cash and cash equivalents at beginning of period	640,311	147,198
Cash and cash equivalents at end of period	$399,246	$650,068

WORTHINGTON INDUSTRIES, INC.
NON-GAAP FINANCIAL MEASURES / SUPPLEMENTAL DATA
(In thousands, except volume and per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). The Company also presents adjusted operating income and adjusted net earnings per diluted share attributable to controlling interest, which generally exclude impairment and restructuring charges as well as other items that management believes are not reflective of, and thus should not be included when evaluating the performance of its ongoing operations. Additionally, the Company presents adjusted operating income and adjusted earnings before interest and taxes attributable to controlling interest for purposes of evaluating segment performance. These represent non-GAAP financial measures and are used by management to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective and, in some circumstances are more closely correlated to, the performance of the Company’s ongoing operations.

The following provides a reconciliation to adjusted operating income and adjusted earnings per diluted share from the most comparable GAAP measures for the periods presented:

	Three Months Ended August 31, 2021
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest[1]	Earnings per Diluted Share
GAAP	$135,797	$181,625	$40,150	$132,491	$2.55
Restructuring and other income, net	(12,274)	(12,274)	1,481	(4,848)	(0.09)
Non-GAAP	$123,523	$169,351	$38,669	$127,643	$2.46

	Three Months Ended August 31, 2020
	Operating Income (Loss)	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest[1]	Earnings per Diluted Share
GAAP	$(30,121)	$782,516	$163,778	$616,675	$11.22
Impairment of long-lived assets	9,924	9,924	(2,303)	7,621	0.14
Restructuring and other expense, net	1,848	1,848	(402)	1,330	0.02
Incremental expenses related to Nikola gains	49,511	49,511	(9,948)	39,563	0.72
Gains on investment in Nikola	-	(796,141)	166,197	(629,945)	(11.46)
Non-GAAP	$31,162	$47,658	$10,234	$35,244	$0.64

Change	$92,361	$121,693	$28,435	$92,399	$1.82

[1] Excludes the impact of the noncontrolling interest.

To further assist in the analysis of segment results for the periods presented, the following volume and sales information has been provided along with a reconciliation of adjusted EBIT to the most comparable GAAP measure, which is operating income (loss) for purposes of measuring segment profit:

	Three Months Ended August 31, 2021
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	1,062,288	21,388,140	2,885,711	130,676	-	n/a
Net Sales	$822,810	$147,783	$114,743	$25,482	$-	$1,110,818

Operating income	$113,482	$20,506	$5,834	$(2,352)	$(1,673)	$135,797
Restructuring and other income, net	(12,131)	-	-	(143)	-	(12,274)
Adjusted operating income (loss)	101,351	20,506	5,834	(2,495)	(1,673)	123,523
Miscellaneous income, net	30	49	(73)	(59)	683	630
Equity in net income of unconsolidated affiliates (1)	9,349	-	42,993	-	574	52,916
Net earnings attributable to noncontrolling interests (2)	3,038	-	-	-	-	3,038
Adjusted earnings (loss) before interest and taxes	$107,692	$20,555	$48,754	$(2,554)	$(416)	$174,031

WORTHINGTON INDUSTRIES, INC.
NON-GAAP FINANCIAL MEASURES / SUPPLEMENTAL DATA
(In thousands, except volume)
(Continued)

	Three Months Ended August 31, 2020
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	928,444	18,820,563	2,722,035	189,908	10,559	n/a
Net Sales	$431,020	$133,622	$88,103	$27,857	$22,307	$702,909

Operating income (loss)	$13,617	$23,424	$(440)	$(643)	$(66,079)	$(30,121)
Impairment of long-lived assets	-	506	1,423	-	7,995	9,924
Restructuring and other expense, net	1,471	-	-	-	377	1,848
Incremental expenses related to Nikola gains	-	-	-	-	49,511	49,511
Adjusted operating income (loss)	15,088	23,930	983	(643)	(8,196)	31,162
Miscellaneous income, net	(43)	(21)	(161)	82	595	452
Equity in net income of unconsolidated affiliates (1)	1,309	-	22,552	-	(227)	23,634
Net earnings attributable to noncontrolling interests (2)	2,179	-	-	-	-	2,179
Adjusted earnings (loss) before interest and taxes	$14,175	$23,909	$23,374	$(561)	$(7,828)	$53,069

(1) See supplemental break-out of equity income by unconsolidated affiliate in the table below.
(2) Excludes the noncontrolling interest portion of impairment and restructuring charges (gains) of $(5,946) and $116 for the three months ended August 31, 2021 and 2020, respectively.

The following tables outlines our equity income (loss) by unconsolidated affiliate.

	Three Months Ended
	August 31,
	2021	2020
WAVE	$25,671	$17,656
ClarkDietrich	17,322	4,896
Serviacero Worthington	9,349	1,309
ArtiFlex	1,208	(108)
Other	(634)	(119)
Total equity income	$52,916	$23,634

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com